  EXHIBIT 1

DRIVER MANAGEMENT COMPANY LLC

250 Park Avenue, 7th Floor

New York, NY 10177

646-360-0791

February 22, 2021

Ms. Carissa Rodeheaver

Chief Executive Officer

First United Corporation

19 South Second Street

Oakland, MD 21550

VIA EMAIL

Dear Carissa,

Reference is made the motion (the “February 8 Motion”) your lawyers filed on February 8, 2019 in connection with our ongoing litigation in federal district court, litigation that we brought to hold First United accountable for its attempts to disenfranchise Driver and deny shareholders their right to choose directors at the 2020 annual meeting (as well as First United’s attempts to hide the same from shareolders).1 While I have grown accustomed to First United’s duplicity, I was nevertheless surprised to see First United claim in the February 8 Motion that:

First United’s stockholders voted only after all sides had a full opportunity, over months with each side’s statements refereed by the Securities and Exchange Commission (“SEC”) to make their points with stockholders.

Elsewhere, the February 8 Motion makes the demonstrably false claim that:

Rather, the SEC refereed the back-and-forth throughout, reviewing and commenting on the many filings by Driver and First United to ensure neither side crossed the lines that Rule 14a-9 establishes.

These statements are untrue and appear to be a deliberate attempt to mislead the court as to the purpose and operation of the Securities and Exchange Commission’s (the “Commission”) review process. As you know, First United was advised by the Staff of the Commission on multiple occasions (including twice in one letter) that:

[First United] is reminded of the fact that to the extent a proxy statement has been or examined by its staff, such filing or admission shall not be deemed a finding by the Commission that such material is accurate or complete or not false and misleading, or that the Commission has passed upon the merits of or approved any such statement. See Rule 14a-9(b).2

_____________________

1 The February 8 Motion is available on PACER at https://ecf.mdd.uscourts.gov/doc1/093011519885?caseid=485071&de_seq_num=147&magic_num=8088334

2 Letter dated April 9, 2020 to Carissa Rodeheaver, Chairman of the Board, President and CEO First United from Nicholas Panos, Senior Special Counsel, Office of Mergers and Acquisitions, Division of Corporate Finance, Securities and Exchange Commission available at https://www.sec.gov/Archives/edgar/data/763907/000000000020003114/filename1.pdf

1

As noted above, the February 8 Motion seems to clearly imply just the opposite: that the Commission had passed upon the merits of or approved First United’s statements in soliciting materials. First United’s willingness to mischaracterize the Commission’s review process to the court is bad enough, but the above referenced statements in the February 8 Motion demonstrate real chutzpah given the clear language of Rule 14a-9(b) and the express prohibition contained therein. As your lawyers do not seem to be familiar with it, the exact text of Rule 14a-9(b) is:

The fact that a proxy statement, form of proxy or other soliciting material has been filed with or examined by the Commission shall not be deemed a finding by the Commission that such material is accurate or complete or not false or misleading, or that the Commission has passed upon the merits of or approved any statement contained therein or any matter to be acted upon by security holders. No representation contrary to the foregoing shall be made.

It is hard to imagine how Rule 14a-9(b) could be more definitive or less ambiguous. Nevertheless, in the February 8 Motion, First United has taken a position that is exactly contrary to the very straight forward prescripts of Rule 14a-9(b), further demonstrating what appears to be First United’s rather cavalier attitude towards compliance with the proxy rules. Given that another proxy contest is looming, I remain hopeful (although probably against better judgment) that First United will finally come clean about its attempts to stifle shareholder dissent and prevent shareholders from having a choice in the election of directors.

/s/ Abbott

2